Exhibit (a)(21)


HARNISCHFEGER INDUSTRIES, INC.
                                                                  NEWS RELEASE


For further Information on this release, call

Contact:
Francis M. Corby, Jr.          James C. Benjamin       David A. Brukardt
Executive Vice President       V.P. and Controller     Director, Corporate
Finance and Administration     (414) 486-6870          Communication
(414) 486-6518                                         (414) 486-6474



                      HARNISCHFEGER REVIEWS G&L TENDER OFFER


         MILWAUKEE -- June 12, 1997 -- Harnischfeger Industries, Inc. (NYSE:HPH) today noted that it is reviewing the sketchy information available on the Thyssen AG bid for Giddings & Lewis, Inc. (Nasdaq:GIDL) announced this morning.

               Chairman and Chief Executive Officer Jeffery T. Grade said, "If Thyssen's bid for $21 per share proves bona fide to us, we will not pursue our tender offer for G&L. We're disciplined in our approach, we're EVA-driven, and we're already examining other options."

               "Harnischfeger has many alternatives to develop its Industrial Products & Services strategy. Additionally, there are many opportunities available that will enable us to continue building our global businesses."


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         Harnischfeger Industries, Inc. [NYSE: HPH] is a global company with business segments involved in the manufacture and distribution of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), pulp and papermaking (Beloit Corporation), and material handling (P&H Material Handling).











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